Exhibit 3.1

From: 7025629791 Page: 8/8 Date: 4/3/2019 1:38:54 PM BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.mrsos.gov Filed in the office of Document Number Certificate of Amendment %, -97 (PURSUANT TO NRS 78.385 AND 78.390) Barbara K. Cegayske Filing Date and Time Secretary of State /03/2019 1:32 PM State of Nevada Entity Number OG6 SLACK INK ONLY -00 NOT HIGHLIGHT k w ., oir"VG N C3844-2001 ',JR cIrrn.c Vac ...orn..1- Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 After Issuance of Stock) . Name of corporation: UNIVERSAL POTASH CORPORATION INC. . The articles have been amended as follows: (provide article numbers, it available) Action by written consent of the. Board of Directors of Universal Potash Corporation, Inc. stating the increase in the authorized common shares from 200,000,000 par value $0.001 to 300,000,000 par value $0.0001. Name Change: The name of the corporation shall be changed from Universal Potash Corporation, LLC. to Todaysodds.com. The name Universal Potash Corporation, Inc should be deleted In Its entirety. Reverse Stock Split A 1:400 Reverse stock split of the companies common stock shall be affective as of the record data of April 2, 2019. . The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:' % . Effective date and time of filing: (optional) Date: 04/02/2019 Time: :00 P.M. (must not be later then 90 days after the certificate is filed) . Signature: (required) Sture of Officer "If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate foes. Nevada Secretary of State Arnaud ProlltAltor RovIsad: 1-5-IS This fax was received by GFI FaxMaker fax server. For more information, visit: http://www.gfi.com